Exhibit 4.8

SHARE EXCHANGE AGREEMENT

        THIS AGREEMENT, made and entered into as of this 25 day of April, 2004 by and among Nexus Telocation Systems Ltd. a public company incorporated under the laws of the State of Israel whose registration number with the Registrar of Companies is 52-004147-6 (the “Buyer”), and shareholders of Pointer (Eden Telecom Group SP.) Ltd., a private company incorporated under the laws of the State of Israel whose registration number with the Registrar of Companies is 51-176783-2 (the “Company”), as listed in Annex A (collectively the “Sellers”). All references to the term “Sellers” shall include each of the Sellers, severally and not jointly.

W I T N E S S E T H:

        WHEREAS, the Sellers own the shares of the Company as set forth on Annex A attached hereto (the “Shares”), constituting 100% of the issued share capital of the Company, including the Company shares held by the Buyer; and

        WHEREAS, the parties hereto desire that the Shares be exchanged for such number of ordinary shares of the Buyer, par value NIS 0.03, as detailed in Annex A (“Buyer Shares”) and warrants to purchase shares of the Buyer (“Warrants”), on the terms and conditions set forth herein; and

        WHEREAS, certain of the Sellers wish to assign to the Buyer loans provided to the Company by such relevant Sellers and the Buyer wishes to have such loans assigned to it, on the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

ARTICLE I

TERMS OF EXCHANGE

1.1     Exchange of Shares. On the Closing Date, (i) each of the Sellers shall sell, transfer, assign and deliver to Buyer all of its respective number of shares out of the Shares; (ii) As full and complete consideration for the Shares, the Buyer shall issue and sell to the Sellers number of Buyer Shares and Warrants as set forth beside each of the Sellers names on Annex A attached hereto. A form of the warrant to be granted to each of the Sellers is attached hereto as Annex B. At the Closing, each of the Sellers shall deliver to Buyer duly executed share transfer deeds, and Buyer shall issue to each of the Sellers the number of shares of the Buyer Shares and Warrants as set forth on Annex A. Share certificates in respect of the Buyer Shares will be distributed to the Sellers within fourteen days from the date of the Closing.

1.2     Capital Notes. Prior to the Closing each of the Sellers shall assign to the Buyer, for no consideration, all capital notes issued to such Seller by the Company (the “Capital Notes”), a form of the Capital Notes assignment is attached hereto as Annex C.

1.3     Assignment of Loans. On the Closing Date those Sellers that provided the Company with loans will assign these loans (the “Loans”) to the Buyer for consideration of shares of the Buyer at a price per share of $0.50, to be issued by the Buyer to the Seller. Annex A hereto details the shares of the Buyer to be issued in respect of the Loans assignments (the “Loan Shares”). Copies of the Loans assignment agreements are attached hereto as Annex D.

1.4     Indemnification for Guarantees. On the Closing Date the Buyer will provide those Sellers (the “Guarantee Sellers”) that provided the Company with guarantees (the “Guarantees”) with an indemnification letter pursuant to which it shall undertake to indemnify such Sellers in the event the banks shall exercise the Guarantees provided by them, for consideration of Buyer Shares at a price per Buyer Share of $0.50, to be paid by such Seller to the Buyer. A form of the indemnification letter is attached hereto as Annex E. The payment of the Sellers to the Buyer shall be by way of deduction of such number of Buyer Shares from the total amount of Buyer Shares due to such Seller. Annex A hereto details the number of Buyer Shares to be deducted from each of the Guarantee Sellers (the “Guarantee Shares”). It is hereby agreed that Buyer shall furnish the Guarantee Sellers with confirmation letter from the Bank, stating that the Guarantees shall be against specific loans only, and that such loans repayment shall be in accordance with the repayment schedule, as specified in article 1.7.2 (v) hereof. The confirmed repayment schedule and release of Guarantees against such payment shall become part of this Agreement and will be attached to it as Annex J. In order to secure the Buyer’s undertakings to repay the loans in accordance with the repayment schedule and release the Guarantee Sellers from the Guarantees, above detailed, the Buyer shall issue to the Guarantee Sellers, with no further consideration, options to purchase Ordinary Shares of the Buyer in an amount equal to the number of Guarantee Shares. These options shall be exercisable, for their nominal value, in whole or in part, as applicable, in the event the Buyer shall not comply with its obligation to repay the loans and release the Guarantees in accordance with the repayment schedule, above detailed. Upon repayment of the loans and cancellation of the Guarantees in accordance with the repayment schedule the applicable number of options subject thereto shall become null and void.

1.5     Exchange of Options to purchase Shares. Each of the Company’s employees listed on Annex F shall transfer its Options to purchase Shares in the Company to the Buyer, in exchange for the number of Buyer’s Options to purchase Buyer’s Shares as set forth beside each of their names on Annex F attached hereto. Annex F includes all options granted to employees of the Company as of the date hereof plus options to purchase an additional 1,605 Ordinary Shares of the Company to be granted to the employees of the Company prior to the Closing Date, at an exercise price per share equal to the current exercise price of the options held by the Company’s employees and shall be fully vested as of the date of grant. The Company’s employees shall waive all rights to which they may have been entitled in respect of any warrant or option to purchase shares of the Company. The options to be granted to the Company’s employees shall be fully vested at an exercise price per share as detailed in Annex F.

Transfer and exchange of the Options shall be pre-conditioned upon receipt from the Income Tax Authorities of a pre-ruling that such exchange of Options to purchase Shares is not subject to immediate payment of taxes and that the Buyer’s Options of the employees shall be considered as if granted under the amended section 102 to the Income Tax Ordinance.

Annex F shall be comprised of the consents of the Company’s employees to the exchange of options in the manner above and waiver of any rights relating to the entitlement to warrants or options to purchase shares of the Company.

1.6     The Closing. The consummation of the exchange contemplated under sections 1.1 – 1.5 hereof in this Agreement (the “Closing”) shall take place at the offices of Yigal Arnon & Co., 1 Azrieli Center, Tel Aviv, Israel at 10:00 a.m. on __________, 2004, or at such other time and location as the parties shall agree.

1.7     Transaction at Closing. At the Closing, after counterparts of this Agreement have been executed and delivered by all Parties, each of the following transactions shall occur, (or shall previously occurred) which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

        1.7.1     The Sellers shall deliver, or shall cause the Company to deliver, to the Buyer the following documents:

(i)	Share Transfer Deeds in respect of all the Shares of the Company owned by the Sellers.

(ii)	Approval of the Board of Directors of the Company to the transfer of the Shares.

(iii)	The resignation of the directors of the Company.

(iv)	Approval of the Income Tax Authorities to the exchange of the options of the Company’s employees;

        1.7.2     The Buyer shall deliver to the Sellers the following documents:

(i)	Resolutions of the Shareholders Meeting of the Buyer to increase the share capital of the Buyer and resolutions of the Buyer’s Board of Directors approving the execution and performance of this Agreement including the issuance of the Buyer Shares, Warrants and Loan Shares and any other required corporate approvals according to US and Israeli law.

(ii)	Approval of the Office of the Chief Scientist and Investment Center.

(iii)	Approval of the Anti-Trust Controller, if required.

(iv)	Approval of Ministry of Communications as required under the Company’s license.

(v)	Approval of Bank Ha’Poalim B.M. to specify the Guarantees to specific loans and to cancel the Guarantees in accordance with an agreed upon repayment schedule of such loans.

        1.7.3     The Buyer shall deliver to each of the Sellers its respective share certificate in connection with the Buyer Shares within fourteen days from the Closing.

        DBSI Investments Ltd. (“DBSI”), the controlling shareholder of the Buyer, shall grant to each of the Sellers, for a period of 24 months from the Closing, a tag along right in connection with any and all sale/s of its shares of the Buyer, during such period, which reduce, in the aggregate, DBSI’s holdings in the Buyer, on a fully diluted basis, to below 50% of its percentage holdings of the Buyer, on a fully diluted basis, immediately following the Closing. This right shall be pro-rata among such Sellers that utilize such right and DBSI, in proportion to their holdings in the Buyer at the date of exercise of this right. A form of the agreement to be entered into between DBSI and the Sellers is attached hereto as Annex G.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

        Each of the Sellers, severally, and not jointly, hereby represents and warrants as of the date hereof as follows:

2.1     Execution and Delivery. Each of the Sellers represents with respect to itself, that upon Closing, this Agreement shall have been duly executed and delivered on behalf of itself and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

2.2     Authorization. Each of the Sellers represents with respect to itself that all actions on the part of such Seller necessary for authorization, execution, delivery, and performance by it of this Agreement, have been duly taken and this Agreement is such Seller’s legal, valid, and binding obligation, enforceable with respect to the Buyer in accordance with its terms. The authorization, execution, delivery, and performance by such Seller of this Agreement do not require the approval or consent of third party or governmental agency except the approval of the Anti-Trust Controller.

2.3     Title to Shares. Each of the Sellers’ Shares of the Company transferred to the Buyer, are duly authorized, validly issued, fully paid, and non assessable, and free and clear of liens, security interests, pledges, charges and encumbrances.

2.4     Investment Intent. Each of the Sellers is acquiring the Buyer Shares, Warrants and Loan Shares solely for their own account and not with a view to a sale or distribution thereof in violation of any securities laws.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

3.1     Corporate Existence of Buyer, etc. The Buyer is a company duly registered and validly existing under the laws of the State of Israel and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as presently conducted. The shares of the Buyer are traded on the OTC Bulletin Board under the symbol NXUS.OB. Upon Closing, this Agreement shall have been duly executed and delivered on behalf of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

3.2     Capitalization. The authorized capitalization of the Buyer on the date hereof is 6,000,000 NIS divided to 200,000,000 ordinary shares, par value NIS 0.03 each. 120,717,480 ordinary shares are outstanding on the date hereof. Prior to the Closing the share capital of the Buyer shall be increased to 12,000,000 NIS divided into 400,000,000 Ordinary Shares, par value NIS 0.03. All of the outstanding ordinary shares have been validly issued and are fully paid and non-assessable with no personal liability attaching to the ownership thereof. There are no outstanding or enforceable subscriptions, calls or convertible securities other than the outstanding options and warrants issued which are described on Annex H.

3.3     Buyer Shares, Warrants and Loan Shares. The Buyer Shares, Warrants and Loan Shares which will be issued to the Sellers, will be duly authorized, validly issued, fully paid, and non assessable. The Sellers will have good and marketable title to the Buyer Shares, Warrants and Loan Shares free and clear of all liens, security interests, pledges, charges, encumbrances.

3.4     Authorization. All actions on the part of the Buyer necessary for authorization, signature, delivery, and performance by it of this Agreement, has been duly taken and this Agreement is its legal, valid, and binding obligation, enforceable as to the Buyer in accordance with its terms. The authorization, execution, delivery, and performance by the Buyer of this Agreement does not require the approval or consent of third party or governmental agency except the approval of the Chief Scientist, Investment Center, Anti-Trust Controller and Ministry of Communication which shall be handled by the Buyer and which shall approach such entities no later than ten days from the execution of this Agreement.

3.5     Public Company. The shares of the Buyer are publicly traded and the Buyer undertakes to make its best efforts, relating to matters under its control, to keep its shares publicly traded for a period of at least 24 months from the Closing Date.

3.6     No Additional Representations. The Buyer is familiar with the Company, its property, its obligations and its activities. Buyer is, thus, purchasing the Shares “AS IS”, without having relied upon any representations and/or warranties by the Seller, except those representations and warrants specifically indicated herein.

3.7     Immediately following the Closing, the capitalization table of the Buyer, on a fully diluted basis, will be as reflected in Annex I hereto.

ARTICLE IV

CERTAIN COVENANTS OF THE PARTIES

        The Sellers, on the one hand, and Buyer, on the other hand, hereby covenant to and agree with each other as follows:

4.1    Conduct of Business. Between the date hereof and the Closing Date:

(a)     Sellers will cause the Company to (i) operate its businesses only in the ordinary course; (ii) use its best efforts to preserve the business organization of the Company as a whole intact; (iii) continue all of the insurance policies in full force and effect; (iv) use its best efforts to keep available until the Closing Date the services of their present officers and key employees; (v) pay its accounts payable and all other obligations in the ordinary course of business; and (vi) use its best efforts to preserve its relationships with its material lenders, suppliers, customers, licensors and licensees and others having material business dealings with it such that the business will not be impaired; and

(b)     Sellers will cause the Company not to (i) make any change in its Memorandum and/or Articles of Association or similar charter documents; (ii) make any change in its issued or outstanding share capital, or issue any warrant, option or other right to purchase shares of its share capital or any security convertible into shares of its share capital, or redeem, purchase or otherwise acquire any shares of its share capital; (iii) voluntarily incur or assume, whether directly or by way of guarantee or otherwise, any obligation or liability, except obligations and liabilities incurred in the ordinary course of business; (iv) sell or transfer any part of its assets, property or rights, or cancel any material debts or claims; (v) amend or terminate any Company contract or any permit to which it is a party, except in the ordinary course of business pursuant to the terms of such Agreement; (vi) make any change in any Company benefit plans; (vii) make any changes in the accounting methods, principles or practices employed by it, except as required by generally accepted accounting principles; (viii) make any capital expenditure or enter into any commitment therefor; (ix) incur any debt or make any borrowings, or enter into any commitment therefor; or (x) enter into any other agreement, course of action or transaction material to the Company except in the ordinary course of business.

4.2     Undertakings. Sellers and Buyer will use their best efforts, and will cooperate with one another, to secure all necessary consents, approvals, authorizations and exemptions from governmental agencies as shall be required in order to enable Sellers and Buyer to effect the transactions contemplated hereby in accordance with the terms and conditions hereof.

4.3     Access. From the date of this Agreement to the Closing Date, Sellers shall (i) provide Buyer with such information as Buyer may from time to time reasonably request with respect to the Company and the transactions contemplated by this Agreement, (ii) provide Buyer and its officers, counsel and other authorized representatives reasonable access during regular business hours and upon reasonable notice to the properties, books, and records of the Company, or as may otherwise from time to time reasonably request, and (iii) permit Buyer to make such inspections thereof as Buyer may reasonably request.

4.4.     Conduct of Business of the Buyer. Between the date hereof and the Closing Date:

(a)     Buyer will (i) operate its businesses only in the ordinary course and will inform the Sellers of any material changes or events; (ii) use its best efforts to preserve the business organization of the Buyer as a whole intact; (iii) continue all of the insurance policies in full force and effect; (iv) use its best efforts to keep available until the Closing Date the services of their present officers and key employees; (v) pay its accounts payable and all other obligations in the ordinary course of business; and (vi) use its best efforts to preserve its relationships with its material lenders, suppliers, customers, licensors and licensees and others having material business dealings with it such that the business will not be impaired.

ARTICLE V

COVENANTS RELATING TO THE BUYER SHARES AND LOAN SHARES

5.1    Restriction. None of the Buyer Shares or Loan Shares acquired hereunder, nor the shares resulting from the exercise of the Warrants, may be sold, transferred or otherwise disposed of (any such sale, transfer or other disposition, a “sale”), except in compliance with (i) United States Federal Securities laws (which generally provide for a 12 month waiting period before sales of restricted securities), (ii) state blue sky laws and (iii) this Article V.

5.2     Legend on Shares. Each certificate representing the Buyer Shares and Loan Shares shall be stamped or otherwise imprinted on its face with a legend in the following form:

        “The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be sold, transferred, pledged, hypothecated or otherwise disposed of in the absence of (1) an effective Registration Statement under the securities act, (2) to the extent applicable, an exemption pursuant to Rule 144 under Securities Act (or similar rule under the Securities Act relating to the disposition of securities) or (3) an opinion of counsel, if such opinion shall be reasonably satisfactory to counsel for issuer, that an exemption from registration under the Securities Act is available. The Shares have been acquired for investment and may not be sold, transferred or otherwise disposed of except in compliance with the Securities Act.”

ARTICLE VI

REGISTRATION RIGHTS

6.1.     Definitions. As used in this Agreement, the term (A) “Registrable Securities” means (i) the Buyer Shares and Loan Shares issued hereunder; (ii) the shares resulting from the exercise of the Warrants and (iii) any securities which may be issued with respect to shares acquired or exercised by the Sellers hereunder by way of bonus shares, share splits or share conversions on account of the Buyer Shares, Loan Shares and shares resulting from the exercise of the Warrants; the term “Securities Act” means the U.S. Securities Act of 1933, as amended; the term “registration” means registration under the Securities Act; and the term “Commission” means the U.S. Securities and Exchange Commission; and (B) “Underwritten Offering” means a registration in connection with which securities are sold to an underwriter for re-offering to the public pursuant to an effective Registration Statement.

6.2.     Registrable Securities. As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have been effectively registered under the Securities Act and/or any other applicable securities law, although they will again become Registrable Securities if later deregistered.

6.3.     Registration. No later than two weeks from the Closing the Buyer shall start to prepare a Registration Statement on Form F-3 with respect to all of the Registrable Securities (the “Registration Statement”). The Buyer will file the Registration Statement with the Commission within four months after the Closing and shall make its best efforts to have such registration Statement declared effective by the Commission as soon as practicable thereafter. The Buyer agrees to use its best efforts to keep the Registration Statement continuously effective for a period of 36 months following the date on which the Registration Statement is initially declared effective or such shorter period as will terminate when all of the shares covered by the Registration Statement have been sold pursuant to the Registration Statement. The Buyer further agrees, if necessary, to supplement or amend the Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Buyer for such Registration Statement or by the Securities Act or by any other rules and regulations there under for registration.

The Buyer shall not be required to keep the Registration Statement effective between March 15 and June 30 of each year. The Buyer shall (i) notify each Seller in writing at least 30 business days in advance, if the Registration Statement’s effectiveness is to be suspended and (ii) immediately notify each Seller upon the Registration Statement becoming effective again.

6.4      No Seller may participate in any Underwritten Offering hereunder unless such Seller (i) agrees to sell its Registrable Securities on the basis provided in any underwriting agreements entered into in connection therewith and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other customary documents required under the terms of such agreements.

6.5     Registration Expenses. The Buyer shall bear and be responsible for all registration expenses incurred in connection with the transactions described herein. Registration expenses include all expenses incident to the Buyer’s performance of or compliance with this Agreement, including without limitation expenses incurred in connection with the preparation of a prospectus. Notwithstanding the foregoing, however, all underwriters’ discounts and commissions in respect of the sale of Registrable Securities shall be paid by the Sellers, pro rata in accordance with the number of shares sold in the offering, and the Sellers shall bear the expense of their legal counsel, if separate from the Buyer’s legal counsel.

6.6      The Buyer undertakes not to register for trade, prior to the registration of the Registrable Securities, any shares to be issued after the date of this Agreement.

6.7      The Buyer will keep each Seller advised in writing as to the initiation of such registration and as to the completion thereof. At its expense, the Buyer will:

6.7.1     Furnish to the Sellers such numbers of copies of the Registration Statement in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

6.7.2     Notify each Seller of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act or the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

6.8     Indemnification.

6.8.1     The Buyer will indemnify each Seller, each of such Seller’s officers, directors and partners, and each person controlling such Seller, and each underwriter, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement of a material fact contained in any prospectus, offering circular or other document (including any related Registration Statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Buyer of the Securities Act including any rule or regulation thereunder applicable to the Buyer relating to action or inaction required of the Buyer in connection with any such registration, qualification or compliance, and will reimburse each such Seller, each of its officers, directors and partners, and each person controlling such Seller, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that the Buyer will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission so made in strict conformity with written information furnished to the Buyer by such Seller or underwriter, if any, and stated to be specifically for use therein, and provided further that the Buyer will not be liable in any such case if a settlement was effected without the prior written consent of the Buyer, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Sellers, the underwriter, or any controlling person of the Sellers or the underwriter, and regardless of any sale in connection with such offering by the Sellers. Such indemnity shall survive the transfer of the securities by a Seller.

6.8.2     Sellers Indemnity. The Sellers shall indemnify and hold harmless the Buyer, any underwriter for the Buyer and each person, if any, who controls the Buyer or such underwriter, from and against any and all losses, damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with the selling shareholder’s consent) to which the Buyer, any such underwriter or any such controlling person may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on (i) any untrue statement of any material fact contained in the Registration Statement or included in the prospectus, as amended or supplemented, or (ii) the omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and the Sellers will reimburse the Buyer, any such underwriter and each such controlling person of the Buyer or any such underwriter, promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; in each case to the extent, that such untrue statement or omission is contained in any information so furnished in writing by such Sellers to the Buyer specifically for inclusion in the Registration Statement or prospectus and that such information was reasonably relied upon by the Buyer for use in the Registration Statement, prospectus or to the extent that such information related to the Sellers or the Sellers’ proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by the Sellers expressly for use in the Registration Statement, form of prospectus (it is hereby clarified that the indemnification liability detailed herein shall only apply to such Seller/s who provided such untrue statements or omitted to include certain information as detailed in subsection (i) and (ii) above); provided, however, that the indemnity shall not apply to amounts paid in settlement of any losses if such settlement is effected without the prior written consent of the Sellers. In no event shall the liability of any Seller hereunder be greater in amount than the dollar amount of the net proceeds received by the Sellers upon the sale of the Registrable Securities giving rise to such indemnification obligation; and in case that no sale of Registrable Securities occurred, then the liability shall not exceed the average value of the securities within the first three months after the registration.

6.9     Information by Seller. Each Seller shall furnish to the Buyer such information regarding such Seller, the Registrable Securities held by it and the distribution proposed by such Seller as the Buyer may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

6.10     Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of the Restricted Securities to the public without registration, the Buyer agrees to:

6.10.1     Make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act;

6.10.2     File with the Commission in a timely manner all reports and other documents required of the Buyer under the Securities Act and the Exchange Act;

6.10.3     So long as a holder of Registrable Securities owns any Restricted Shares (i.e. shares required to bear a legend restricting their transferability), furnish to such holder forthwith upon request a written statement by the Buyer as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Buyer, and such other reports and documents so filed as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a holder to sell any such shares without registration.

6.11     Transfer or Assignment of Registration Rights. Any of the Sellers may assign its rights to register Registrable Securities pursuant to this Agreement to a transferee of all or any part of its Registrable Securities, on condition that such transferee shall fully undertake and comply with all limitations and obligations set herein. The transfer shall be effective only if (i) within twenty (20) days after such transfer, the transferor or transferee furnishes the Buyer with written notice of the name and address of such transferee and the securities with respect to which such registration rights are being assigned, and (ii) the transferee provides the Buyer with its written agreement to be bound by this Agreement.

ARTICLE VII

CONDITIONS TO BUYER’S OBLIGATIONS

        The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as Buyer may waive:

7.1     Representations, Warranties and Covenants of Sellers. Sellers shall have complied in all material respects with all of its agreements and covenants contained herein required to be complied with at or prior to the Closing Date, and all the representations and warranties of Sellers contained herein shall be true on and as of the Closing Date with the same effect as though made on and as of the Closing Date. As a pre-condition to Closing Buyer shall have received a certificate executed by the Sellers, and dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in this Section 7.1.

7.2     Further Action. All action (including notifications and filings) that shall be required to be taken by Sellers in order to consummate the transactions contemplated hereby shall have been taken and all consents, approvals and authorizations that shall be required in order to enable Sellers to consummate the transactions contemplated hereby shall have been duly obtained.

7.3     No Governmental or Other Proceeding. No order of any court or governmental or regulatory authority or body which restrains or prohibits the transactions contemplated hereby shall be in effect on the Closing Date and no suit or investigation by any government agency to enjoin the transactions contemplated hereby or seek damages or other relief as a result thereof shall be pending or threatened as of the Closing Date.

7.4     Sellers shall obtain the Company’s employees’ consents to the exchange of options as above detailed and the Income Tax Authorities approval for the options exchange.

ARTICLE VIII

CONDITIONS TO SELLERS’ OBLIGATIONS

        The obligations of Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the closing Date of all of the following conditions, except such conditions as Sellers may waive:

8.1     Representations, Warranties and Covenants of Buyer. Buyer shall have complied in all material respects with all of its agreements and covenants contained herein required to be complied with at or prior to the Closing Date, and all the representations and warranties of Buyer contained herein shall be true on and as of the Closing Date with the same effect as though made on and as of the Closing Date. As a pre-condition to Closing Buyer shall have received a certificate executed by the Buyer, and dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in this Section 8.1.

8.2     Further Action. All action (including notifications and filings) that shall be required to be taken by Buyer in order to consummate the transactions contemplated hereby shall have been taken and all consents, approvals and authorizations that shall be required in order to enable Buyer to consummate the transactions contemplated hereby shall have been duly obtained.

8.3     No Governmental or Other Proceeding. No order of any court or governmental or regulatory authority or body which restrains or prohibits the transactions contemplated hereby shall be in effect on the Closing Date and no suit or investigation by any government agency to enjoin the transactions contemplated hereby or seek damages or other relief as a result thereof shall be pending or threatened as of the Closing Date.

8.4	Buyer shall obtain the following required approvals and consents:

(i)	Approval of the Board of Directors of the Buyer to the issuance of the Buyer Shares, Warrants and Loan Shares and the increase of the share capital of the Buyer and any other required corporate approvals according to US and Israeli law.

(ii)	Approval of the Office of the Chief Scientist and Investment Center.

(iii)	Approval of the Anti-Trust Controller, if required.

(iv)	Approval of the Ministry of Communication.

(v)	DBSI shall enter into the agreement in the form attached hereto as Annex G.

(vi)	Approval of Bank Ha’Poalim B.M. to specify the Guarantees to specific loans and to cancel the Guarantees in accordance with an agreed upon repayment schedule of such loans.

ARTICLE IX

RELEASE OF SELLERS & RUN OFF INSURANCE POLICY FOR FORMER DIRECTORS

9.1      Conditioned upon the occurrence of the Closing of the transactions contemplated hereunder, each of the Sellers hereby agrees and confirms that he or it has no demands and/or claims against the Company, including but not limited to demands and/or claims regarding any repayment of any debentures and/or convertible loans, and the Buyer hereby confirms that each of them shall have no demands and/or claims against any of the Sellers, including but not limited to demands and/or claims regarding any repayment of any debentures and/or convertible loans relating to the Company.

9.2      The Buyer undertakes to maintain a run-off insurance policy for the directors of the Company in office immediately prior to this Agreement.

9.3      The Buyer hereby waives any claim and/or demand against any and all of the directors and/or officers of the Company as of the date hereof, in connection with their position as directors and/or officers, as applicable, of the Company. In addition, the Buyer hereby waives any claims and/or demands against the Sellers in their position as shareholders of the Company.

ARTICLE X

TERMINATION PRIOR TO CLOSING

This Agreement may be terminated at any time prior to the Closing by either the Buyer or the Sellers in the event that the average closing price of one share of the Buyer during the period commencing March 3, 2004 until the Closing Date is lower than $0.15 or higher than $0.85. In the event of termination this Agreement shall be null and void.

ARTICLE XI

MISCELLANEOUS

11.1     Entire Agreement. This Agreement constitutes the sole understanding of the parties with respect to the subject matter hereof. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

11.2     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

11.3     Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

11.4     Taxation. Each Party shall bear the payment of any tax or levy, should such payment apply to the Party, pursuant to the provision of any law, in its status of transferor or transferee, depending on the case. Without derogating from the foregoing, each Seller, alone, will be responsible for payment of any capital gains tax, if any, which may apply as a result of (i) the transfer and sale of the Shares, and (ii) the issuance of Buyer Shares, Warrants and Loan Shares by the Buyer, as contemplated herein.

11.5      No Waiver. No action taken pursuant to this Agreement will be deemed to constitute a waiver by the party taking any action of compliance with any representation, warranty or agreement contained herein. The waiver by any party hereto of any condition or of a breach of any other provision of this Agreement will not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under the Agreement will not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

11.6     This Agreement, which is signed by all of the Sellers, shall also be deemed as a waiver from each of the Seller to the other Sellers, of the right of first refusal, which it may have been entitled with respect of any sale of the Company’s Shares by the other Sellers, pursuant to the Shareholder Agreement dated October 16, 2000.

11.7     No Broker. Each of the Parties represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker or other firm or person is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this Agreement.

11.8     Notices. Any notice, request, instruction or other document (each, a “notice”) to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to Sellers to: in accordance with Annex A

if to Buyer to: Nexus Telocation Systems Ltd.

1 Korazin Street, Givatayim

Attention: Arik Avni, CEO

with a copy to: Yigal Arnon & Co.,

1 Azrieli Center, Tel Aviv

Attention: Orly Tsioni, Adv.

11.9     Further Assurances. From and after the Closing Date, each party, at the request of the other party and at the requesting party's expense, will each take all such action and deliver all such documents as shall be reasonably necessary or appropriate to confirm and vest title to the Shares in Buyer and the Buyer's Shares in Seller and otherwise enable Buyer and Seller to enjoy the respective benefits contemplated by this Agreement.

11.10     Governing Law and Jurisdiction. The validity, performance and enforcement of this Agreement and any agreement entered into pursuant hereto, will be governed solely by the Laws of the State of Israel and the applicable courts in the Tel Aviv - Jaffa district shall have exclusive jurisdiction.

11.11     Public Announcements. Sellers and Buyer shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any public statement prior to such consultation, except to the extent required by law.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

NEXUS TELOCATION SYSTEMS LTD.

By: _______________
Title: _______________
Name: _______________

CLAL INFORMATION TECHNOLOGIES LTD.

By: _______________
Title: _______________
Name: _______________

M. VERTHEIM (HOLDINGS) LTD.

By: _______________
Title: _______________
Name: _______________

DROR GOLDMAN LTD.

By: _______________
Title: _______________
Name: _______________

I. BRANDES LTD.

By: _______________
Title: _______________
Name: _______________
PELEPHONE COMMUNICATIONS LTD.

By: _______________
Title: _______________
Name: _______________

POLAR COMMUNICATIONS LTD.

By: _______________
Title: _______________
Name: _______________

ERDINAST - BEN NATHAN TRUSTEES LTD.

By: _______________
Title: _______________
Name: _______________

GADI AVIRAM LTD.

By: _______________
Title: _______________
Name: _______________

ANNEX A

Name of Seller & Address	Company's Shares Transferred	Buyer Shares	Warrants	Loan Shares	Guarantee Shares (and equal number of options)	Total shares of Buyer to be issued

Pelephone	5,091	9,542,283	6,609,219	2,053,381	(1,677,334)	16,527,549
Communications Ltd.
33 Itzhak Rabin St.,
Givatayim

Clal Information	4,552	8,531,924	5,909,419	3,302,934		17,744,277
Technologies Ltd.
3 Azrieli Center,
44th Floor, Tel Aviv

Polar Communications Ltd.	4,552	8,531,924	5,909,419	3,262,200		17,703,543
21 Ha'arbah St., Tel Aviv

M. Vertheim (Holdings Ltd.)	4,191	7,855,794	5,441,116	1,625,932	(1,447,111)	13,475,731
c/o Soft Drinks
Production Co., 129
Khaneman St., Bnei Brak

Erdinast - Ben Nathan	499	935,518	647,963	185,640	(164,444)	1,604,677
Trustees Ltd.
25 Nachmani St., Tel Aviv

Dror Goldman Ltd.	67	125,588	86,985			212,573
21 Tushiya St., Tel Aviv

Gadi Aviram Ltd.	67	125,588	86,985			212,573
21 Tushiya St., Tel Aviv

I. Brandes Ltd.	67	125,588	86,985			212,573
21 Tushiya St., Tel Aviv